September 27, 2018

Bragg Capital Trust

1031 South Caldwell Street, Suite 200

Charlotte, NC 28203

Re: Bragg Capital Trust, File Nos. 333-85850 and 811-21073

Dear Sir/ Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 17 to the Bragg Capital Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 29 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

MVW